UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 10, 2019

Bridgford Foods Corporation

(Exact name of Registrant as specified in its charter)

California	000-02396	95-1778176
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1308 N. Patt Street, Anaheim, CA	92801
(Address of principal executive offices)	(Zip Code)

(714) 526-5533
(Registrant’s telephone number, including area code)

Not applicable

(Former name, former address and former fiscal year, if applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2019, Bruce H. Bridgford resigned as an officer (President of Bridgford Foods of California) and member of the Board of Directors of Bridgford Foods Corporation (the “Company”), effective immediately. In connection with his resignation from employment, the Company and Mr. Bridgford entered into a separation and release agreement effective July 12, 2019 pursuant to which the Company agreed to pay Mr. Bridgford a one-time lump sum cash payment of $72,980.27 within 30 days (unless the agreement is revoked by Mr. Bridgford during the 7-day statutory revocation period), and Mr. Bridgford agreed to a general release in favor of the Company and its affiliates and related persons, as well as a covenant not to sue, a non-disparagement covenant and a covenant of future cooperation. The resignation was not the result of a disagreement with management regarding operations, policies or practices of the Company.

The Company intends to begin a search for a new member of the Board of Directors as soon as practicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIDGFORD FOODS CORPORATION

Date: July 12, 2019	By:	/s/ Raymond F. Lancy
	Name:	Raymond F. Lancy
	Title:	Principal Financial Officer